Exhibit (h)(7)(iii)

STERLING CAPITAL VARIABLE INSURANCE FUNDS

AMENDMENT

TO

COMPLIANCE SUPPORT SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of July 1, 2012 by and between STERLING CAPITAL VARIABLE INSURANCE FUNDS (the “Trust”) and BNY MELLON INVESTMENT SERVICING (US) INC. (f/k/a PNC Global Investment Servicing (U.S.) Inc.; and prior, PFPC Inc.) (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Compliance Support Services Agreement dated as of April 23, 2007, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain compliance support services to the Trust.

B.	The Trust and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 15(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)	Unless terminated pursuant to its terms, this Agreement shall continue until July 8, 2016 (the “Initial Term”).”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

(d)	The Trust hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to BNY Mellon or to the Trust’s adviser or sponsor or another affiliate of the Trust in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

(e)	The names “Sterling Capital Variable Insurance Funds” and “Trustees of Sterling Capital Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of April 29, 2011 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Variable Insurance Funds” or any series thereof entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

STERLING CAPITAL VARIABLE INSURANCE FUNDS

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	VP and Secretary

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Executive Vice President